Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 27, 2015, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Alpha and Omega Semiconductor Limited on Form 10-K for the year ended June 30, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Alpha and Omega Semiconductor Limited on Forms S-8 (File No. 333-190035, effective August 30, 2013; File No. 333-186480, effective February 6, 2013; File No. 333-180126, effective March 15, 2012; File No. 333-172173, effective February 11, 2011; File No. 333-166403, effective April 30, 2010; and File No. 333-207987, effective November 13, 2015).

/s/ GRANT THORNTON LLP
San Francisco, California
March 22, 2016